                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                               (Amendment No. 2)*

                    Under the Securities Exchange Act of 1934


                    Commonwealth Telephone Enterprises, Inc.
                    ----------------------------------------
                                (Name of Issuer)


                                  Common Stock
                                  ------------
                         (Title of Class of Securities)


                                    203349105
                                    ---------
                                 (CUSIP Number)


                                DECEMBER 31, 2006
                                -----------------
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             Rule 13d-1(b)
             Rule 13d-1(c)
     [X]     Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------------------- ---------------------------------------------- --------------------------------------
Cusip No. 203349105                                         13G                                Page 2 of 18 Pages
-------------------------------------- ---------------------------------------------- --------------------------------------
1         Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only)

                   V. PREM WATSA
----------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                  (a) [ ]
                                                                                                  (b) [X]
----------------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

                   CANADIAN
----------------------------------------------------------------------------------------------------------------------------
                              5      SOLE VOTING POWER
      NUMBER OF SHARES
        BENEFICIALLY
        OWNED BY EACH         ----------------------------------------------------------------------------------------------
         REPORTING            6      SHARED VOTING POWER


                              ----------------------------------------------------------------------------------------------
        PERSON WITH           7      SOLE DISPOSITIVE POWER

                              ----------------------------------------------------------------------------------------------
                              8      SHARED DISPOSITIVE POWER


----------------------------------------------------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


----------------------------------------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


----------------------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


          0.0%

----------------------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON


                   IN
----------------------------------------------------------------------------------------------------------------------------

-------------------------------------- ---------------------------------------------- --------------------------------------
Cusip No. 203349105                                         13G                                Page 3 of 18 Pages
----------------------------------------------------------------------------------------------------------------------------
1         Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only)

                             1109519 ONTARIO LIMITED
----------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                  (a) [ ]
                                                                                                  (b) [X]

----------------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

                   ONTARIO, CANADA
----------------------------------------------------------------------------------------------------------------------------
                              5      SOLE VOTING POWER
      NUMBER OF SHARES
        BENEFICIALLY
       OWNED BY EACH          ----------------------------------------------------------------------------------------------
          REPORTING           6      SHARED VOTING POWER


                              ----------------------------------------------------------------------------------------------
        PERSON WITH           7      SOLE DISPOSITIVE POWER


                              ----------------------------------------------------------------------------------------------
                              8      SHARED DISPOSITIVE POWER


----------------------------------------------------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


----------------------------------------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES |_|


----------------------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


          0.0%

----------------------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON


                   CO

----------------------------------------------------------------------------------------------------------------------------

-------------------------------------- ---------------------------------------------- --------------------------------------
Cusip No. 203349105                                         13G                                Page 4 of 18 Pages
----------------------------------------------------------------------------------------------------------------------------
1         Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only)

                   THE SIXTY TWO INVESTMENT COMPANY LIMITED
----------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                  (a) [ ]
                                                                                                  (b) [X]

----------------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

                            BRITISH COLUMBIA, CANADA
----------------------------------------------------------------------------------------------------------------------------
                              5      SOLE VOTING POWER
      NUMBER OF SHARES
        BENEFICIALLY
       OWNED BY EACH          ----------------------------------------------------------------------------------------------
         REPORTING            6      SHARED VOTING POWER


                              ----------------------------------------------------------------------------------------------
        PERSON WITH           7      SOLE DISPOSITIVE POWER


                              ----------------------------------------------------------------------------------------------
                              8      SHARED DISPOSITIVE POWER


----------------------------------------------------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


----------------------------------------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]



----------------------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


          0.0%

----------------------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON


                   CO

----------------------------------------------------------------------------------------------------------------------------

-------------------------------------- ---------------------------------------------- --------------------------------------
Cusip No. 203349105                                         13G                                Page 5 of 18 Pages
----------------------------------------------------------------------------------------------------------------------------
1         Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only)

                             810679 ONTARIO LIMITED
----------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                  (a) [ ]
                                                                                                  (b) [X]

----------------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

                   ONTARIO, CANADA
----------------------------------------------------------------------------------------------------------------------------
                              5      SOLE VOTING POWER
      NUMBER OF SHARES
        BENEFICIALLY
       OWNED BY EACH          ----------------------------------------------------------------------------------------------
         REPORTING            6      SHARED VOTING POWER


                              ------ ---------------------------------------------------------------------------------------
        PERSON WITH           7      SOLE DISPOSITIVE POWER


                              ------ ---------------------------------------------------------------------------------------
                              8      SHARED DISPOSITIVE POWER


----------------------------------------------------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


----------------------------------------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]



----------------------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


          0.0%

----------------------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON


                   CO

----------------------------------------------------------------------------------------------------------------------------

-------------------------------------- ---------------------------------------------- --------------------------------------
Cusip No. 203349105                                         13G                                Page 6 of 18 Pages
----------------------------------------------------------------------------------------------------------------------------
1         Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only)

                   FAIRFAX FINANCIAL HOLDINGS LIMITED
----------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                  (a) [ ]
                                                                                                  (b) [X]

----------------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

                   CANADA
----------------------------------------------------------------------------------------------------------------------------
                              5      SOLE VOTING POWER
      NUMBER OF SHARES
        BENEFICIALLY
       OWNED BY EACH          ----------------------------------------------------------------------------------------------
         REPORTING            6      SHARED VOTING POWER



                              ----------------------------------------------------------------------------------------------
        PERSON WITH           7      SOLE DISPOSITIVE POWER



                              ----------------------------------------------------------------------------------------------
                              8      SHARED DISPOSITIVE POWER


----------------------------------------------------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


----------------------------------------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]



----------------------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


          0.0%

----------------------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON


                   CO

----------------------------------------------------------------------------------------------------------------------------

-------------------------------------- ---------------------------------------------- --------------------------------------
Cusip No. 203349105                                         13G                                Page 7 of 18 Pages
----------------------------------------------------------------------------------------------------------------------------
1         Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only)

                   UNITED STATES FIRE INSURANCE COMPANY
----------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                  (a) [ ]
                                                                                                  (b) [X]

----------------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

                   DELAWARE
----------------------------------------------------------------------------------------------------------------------------
                              5      SOLE VOTING POWER
      NUMBER OF SHARES
        BENEFICIALLY
       OWNED BY EACH          ----------------------------------------------------------------------------------------------
         REPORTING            6      SHARED VOTING POWER



                              ----------------------------------------------------------------------------------------------
        PERSON WITH           7      SOLE DISPOSITIVE POWER


                              ----------------------------------------------------------------------------------------------
                              8      SHARED DISPOSITIVE POWER


----------------------------------------------------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


----------------------------------------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]



----------------------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


          0.0%

----------------------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON


                   CO

----------------------------------------------------------------------------------------------------------------------------

ITEM 1.(a) NAME OF ISSUER:

Commonwealth Telephone Enterprises, Inc.

ITEM 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

100 CTE Drive, Dallas, Pennsylvania  18612-9774

ITEM 2.(a) NAME OF PERSON FILING:

     This statement is being jointly filed by the following persons (collectively, the "Reporting Persons"):

     1.   V. Prem Watsa, an individual;

     2. 1109519 Ontario Limited ("1109519"), a corporation incorporated under the laws of Ontario;

     3. The Sixty Two Investment Company Limited ("Sixty Two"), a corporation incorporated under the laws of British Columbia;

     4. 810679 Ontario Limited ("810679"), a corporation incorporated under the laws of Ontario;

     5. Fairfax Financial Holdings Limited ("Fairfax"), a corporation incorporated under the laws of Canada; and

     6. United States Fire Insurance Company ("U.S. Fire"), a corporation incorporated under the laws of Delaware.

ITEM 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE:


     The addresses of the Reporting Persons are as follows:

     1. Mr. Watsa's business address is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

     2. The principal business address and principal office address of 1109519 is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

     3. The principal business address and principal office address of Sixty Two is 1600 Cathedral Place, 925 West Georgia St., Vancouver, British Columbia, Canada, V6C 3L3;

     4. The principal business address and principal office address of 810679 is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

     5. The principal business address and principal office address of Fairfax is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7; and

     6. The principal business address and principal office address of U.S. Fire is 305 Madison Avenue, P.O. Box 1973, Morristown, New Jersey 07962.

ITEM 2(c) CITIZENSHIP:

V. Prem Watsa is a citizen of Canada.

ITEM 2(d) TITLE OF CLASS OF SECURITIES:

Common Stock

ITEM 2(e)         CUSIP NUMBER:

203349105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:


     (a)  [ ] Broker or Dealer registered under Section 15 of the Act (15 U.S.C.
              78o);

     (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

     (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

     (d) [ ] An Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

     (e)  [ ] An investment adviser in accordance with Section
              240.13d-1(b)(1)(ii)(E);

     (f)  [ ] An employee benefit plan or endowment fund in accordance with
              Section 240.13d-1(b)(1)(ii)(F);

     (g)  [ ] A parent holding company or control person, in accordance with
              Section 240.13d-1(b)(1)(ii)(G);

     (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP.

Based on the most recent information available, the aggregate number and percentage of the shares of common stock (the "Shares") of Commonwealth Telephone Enterprises, Inc. ("Commonwealth") that are beneficially owned by each of the Reporting Persons is set forth in boxes 9 and 11 of the second part of the cover page to this Schedule 13G, and such information is incorporated herein by reference.

The number of Shares as to which each of the Reporting Persons has sole voting power, shared voting power, sole dispositive power and shared dispositive power is set forth in boxes 5, 6, 7 and 8, respectively, on the second part of the cover page to this Schedule 13G, and such information is incorporated herein by reference.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [x].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

See attached Exhibit No. 1.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

Not applicable

ITEM 10.          CERTIFICATION.

Not applicable

                                    SIGNATURE

     After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2007                    V. Prem Watsa

                                            /s/ V. Prem Watsa
                                            ------------------------------------

                                    SIGNATURE

     After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2007                    1109519 Ontario Limited

                                            By: /s/ V. Prem Watsa
                                                --------------------------------
                                                Name:    V. Prem Watsa
                                                Title:   President

                                    SIGNATURE

     After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2007                The Sixty Two Investment Company Limited

                                        By:  /s/ V. Prem Watsa
                                             -----------------------------------
                                             Name:    V. Prem Watsa
                                             Title:   President

                                    SIGNATURE

     After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2007               810679 Ontario Limited

                                       By:   /s/ V. Prem Watsa
                                             -----------------------------------
                                             Name:    V. Prem Watsa
                                             Title:   President

                                    SIGNATURE

     After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2007                 Fairfax Financial Holdings Limited

                                         By:  /s/ Paul Rivett
                                              ----------------------------------
                                              Name:    Paul Rivett
                                              Title:   Vice President

                                    SIGNATURE

     After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2007                    United States Fire Insurance Company

                                            By: /s/ Carol Ann Soos
                                                --------------------------------
                                                Name:    Carol Ann Soos
                                                Title:   Vice President

                                 EXHIBIT INDEX


EXHIBIT NO.            DESCRIPTION
-----------            -----------
1                      Members of filing group.

2                      Joint Filing Agreement dated as of February 14, 2007 among V. Prem Watsa,
                       1109519 Ontario Limited, The Sixty Two Investment Company Limited, 810679
                       Ontario Limited, Fairfax Financial Holdings Limited and United States Fire
                       Insurance Company.